Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2010 relating to the consolidated financial statements and consolidated financial statement schedule, which appears in Solta Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 22, 2010